ACQUISITION AGREEMENT - XR Energy of Texas, Inc.

This Acquisition Agreement To Acquire XR ENERGY OF Texas Inc., dated as of February 28, 2014 **(this "AA")** is by and among XR Energy of Texas Inc., a Texas Corporation ("XRT") under the direction of XRT and its shareholders and the individuals holding 100% of the Shares in XRT who are signatories hereto, and XR Energy, Inc., a Nevada corporation ("XREG"), and the majority stockholder of XREG (the "XREG **Controlling Stockholder**").

WHEREAS, XRT currently owns the assets which are listed in Exhibit A and are currently in daily production of oil (the "**Assets**"); and

WHEREAS, the XRT Stockholders indicated on the signature page hereto own 100% of the issued and outstanding common shares of XRT on a fully diluted basis; and

WHEREAS, (i) the XRT Stockholders believe it is in the best interests of XRT and its stockholders (the "XRT **Shareholders**") to exchange 100% of the Shares of XRT (the **"XRT Shares")** for restricted shares of common stock, $0.0001 par value per share, of XREG (the "**XREG Common Stock**, as set forth hereto (the "XREG **Shares**"), and (ii) XREG believes it is in its best interest and the best interest of its stockholders to acquire the XRT Interest in exchange for the XREG Shares, all upon the terms and subject to the conditions set forth in this AA (the "**Share Exchange**"); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "**Code**"); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "**Securities Act**"); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF XRT SHARES FOR XREG SHARES

Section 1.1 Exchange XRT Shares for XREG Shares. At the Closing (as hereinafter defined) and upon the terms and subject to the conditions set forth in this AA, XREG shall deliver to XRT thirty million (30,000,000) newly issued shares of common stock registered in the name of the XRT shareholders as described in exhibit B. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this AA, the XRT Shareholders shall assign, transfer, convey and deliver the XRT Shares to XREG. In consideration and exchange for the XRT Shares, XREG shall issue, transfer, convey and deliver the XREG Shares to the XRT Shareholders. Simultaneously with this conveyance at the Closing the XREG Controlling Stockholder shall deliver and assign nineteen million (19,000,000) common shares registered in his name to XREG for cancellation.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the "**Closing**") shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Central Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "**Closing Date**") which should occur no later than 60 days from the date of this AA or sooner as mutually agreed.

Section 1.3 Directors of XREG at Closing Date. On or prior to the Closing Date, Tara Muratone shall resign from the board of directors of XREG (the "XREG **Board**") and the appointment of one new director to the XREG Board shall become effective. Subsequent to the Closing and no earlier than 10 days after an information statement pursuant to Rule 14f-1 has been filed with the Securities and Exchange Commission and mailed to the shareholders of XREG, Anthony Muratone shall resign and the appointment of another new director to the XREG Board shall become effective.

Section 1.4 Officers of XREG at Closing Date. On or prior to the Closing Date, current officers shall resign from each officer position held at XREG and immediately thereafter, the XREG Board shall appoint one new officer to serve as President, Chief Executive Officer, Chief Financial Officer, and one new officer as Secretary, Treasurer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF XREG

XREG represents, warrants and agrees that all of the statements in the following subsections of this Article II are materially true and complete as of the date hereof and as of the Closing Date.

Section 2.1 Corporate Organization

XREG is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of XREG. "**Material Adverse Effect**" means, when used with respect to XREG, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of XREG, or materially impair the ability of XREG to perform its obligations under this AA, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this AA, or (ii) changes in the United States securities markets generally.

B. Copies of the articles of incorporation and by-laws of XREG with all amendments thereto, as of the date hereof (the "**XREG Charter Documents**"), have been furnished to the XRT Shareholders and to XRT, and such copies are accurate and complete as of the date hereof. The minute books of XREG are current as required by law, contain the minutes of all meetings of the XREG Board and stockholders of XREG from its date of incorporation to the date of this AA, and adequately reflect all material actions taken by the XREG Board and stockholders of XREG. XREG is not in violation of any of the provisions of the XREG Charter Documents.

Section 2.2 Capitalization of XREG.

A. The authorized capital stock of the Company immediately prior to this Share Exchange consists of 100,000,000 shares of Common Stock, $0.0001 par value, of which 22,818,800 shares of Common Stock are issued and outstanding.

B. All of the issued and outstanding shares of Common Stock of XREG immediately prior to this Share Exchange are, and all shares of Common Stock of XREG when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. As of the date of this AA there are none, nor will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to XREG or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of XREG's capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other AA or understanding to which XREG is a party or by which it is

bound with respect to any equity security of any class of XREG. XREG is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of XREG other than this AA. The issuance of all of the shares of XREG described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of XREG has any right to rescind or bring any other claim against XREG for failure to comply with the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws.

C. Other than this AA, there are no outstanding contractual obligations (contingent or otherwise) of XREG to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, XREG or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. XREG does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity. The existing XREG operations will be transferred back to the controlling shareholder in satisfaction of $5,500 of debt within thirty days after the Close of this transaction.

Section 2.4 Authorization, Validity and Enforceability of AAs. XREG has all corporate power and authority to execute and deliver this AA and all instruments and other documents to be executed and delivered in connection with the transactions contemplated by this AA to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this AA by XREG and the consummation by XREG of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of XREG, and no other corporate proceedings on the part of XREG are necessary to authorize this AA or to consummate the transactions contemplated hereby and thereby. This AA constitutes the valid and legally binding obligation of XREG and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. XREG does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this AA, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the XREG Shares or in connection with the Share Exchange.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this AA by XREG, nor the consummation by XREG of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the XREG Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which XREG is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which XREG is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of XREG's assets, including without limitation the XREG Shares.

Section 2.6 XREG Declarations. Except as disclosed on documents filed with the Securities and Exchange Commission (the "Commission"), XREG is not a party to or bound by any contracts, including, but not limited to, any:

A. employment, advisory or consulting contract;

B. plan providing for employee benefits of any nature, including any severance payments;

C. lease with respect to any property or equipment;

D. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F. Agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this AA.

XRT and the XRT Shareholders, have, prior to the date of this AA, the ability to review true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the "**XREG Contracts**"). XREG shall satisfy all liabilities due under the XREG Contracts as of the date of Closing with the exception of certain named debt (Exhibit C), which exhibit shall be updated on the Closing. All such liabilities shall be satisfied or released at or prior to Closing.

Section 2.7 Litigation. There is no action, suit, proceeding or investigation ("**Action**") pending or, to the knowledge of XREG, currently threatened against XREG or any of its affiliates, that may affect the validity of this AA or the right of XREG to enter into this AA or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of XREG, currently threatened against XREG or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against XREG or any of its affiliates. Neither XREG nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by XREG or any of its affiliates relating to XREG currently pending or which XREG or any of its affiliates intends to initiate.

Section 2.8 Compliance with Laws. XREG has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9 Financial Statements; SEC Filings.

A. XREG's financial statements (the "**Financial Statements**") contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (**"U.S. GAAP"**) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of XREG as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. XREG has no material liabilities (contingent or otherwise). XREG is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. XREG maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B. XREG has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "**Public Reports**"). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the "**Sarbanes/Oxley Act**") and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of XREG in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of XREG's Common Stock, it being acknowledged that none of XREG's securities are approved or listed for trading on any exchange or quotation system.

Section 2.10 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, XREG Board minutes and financial and other records of whatsoever kind of XREG have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of XREG. XREG maintains a system of internal accounting controls sufficient, in the judgment of XREG, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11 Employee Benefit Plans. XREG does not have any "Employee Benefit Plan" as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12 Tax Returns, Payments and Elections. XREG has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) ("**Tax Returns**") required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and XREG has timely paid all Taxes due and adequate provisions have been and are reflected in XREG's Financial Statements for all current taxes and other charges to which XREG is subject and which are not currently due and payable. None of XREG's federal income tax returns have been audited by the Internal Revenue Service. XREG has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the XREG for any period, nor of any basis for any such assessment, adjustment or contingency. XREG has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this AA, the following terms have the following meanings: "**Tax**" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a "**Tax Authority**"), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.13 No Debt Obligations. Upon the Closing Date, XREG will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby other than listed in Exhibit C.XREG is not a guarantor of any indebtedness of any other person, entity or corporation,

Section 2.14 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to XREG or any of their affiliates with respect to the transactions contemplated by this AA.

Section 2.15 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by XREG to arise, between XREG and any accountants and/or lawyers formerly or presently engaged by XREG. XREG is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Disclosure. This AA and any certificate attached hereto or delivered in accordance with the

terms hereby by or on behalf of XREG in connection with the transactions contemplated by this AA do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17 Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2013, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) XREG has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) XREG has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any AAs to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) XREG has not made any loan, advance or capital contribution to or investment in any person or entity; (E) XREG has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) XREG has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, XREG has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18 No Integrated Offering. XREG does not have any registration statement pending before the Commission or currently under the Commission's review and since the Closing Date, except as contemplated under this LOI, XREG has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.19 Employees.

A. XREG has no other employees other than its directors.

B. No director or officer of XREG is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreements) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of XREG or (b) the ability of XREG to conduct its business.

Section 2.20 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to XREG or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by XREG but which has not been so publicly announced or disclosed. XREG has not provided to XRT, or the XRT Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by XREG but which has not been so disclosed, other than with respect to the transactions contemplated by this AA and/or the Private Placement.

Section 2.21 Disclosure. This AA and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of XREG or any of the XREG Controlling Stockholders in connection with the transactions contemplated by this AA, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.22 No Assets or Real Property. Except as set forth on the Public Reports and most recent Financial Statements, XREG does not have any assets of any kind. XREG does not own or lease any real property.

Section 2.23 Interested Party Transactions. Except as disclosed on Schedule 2.23 and in Public Reports, no officer, director or shareholder of XREG or any affiliate or "associate" (as such term is defined in Rule

405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by XREG, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish XREG any goods or services; or (b) a beneficial interest in any contract or AA to which XREG is a party or by which it may be bound or affected.

Section 2.24 Intellectual Property. Except as in Public Reports, XREG does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF XRT

XRT represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to XRT, are true and complete as of the date hereof and as of the Closing Date.

Section 3.1 Incorporation. XRT is a company duly incorporated, validly existing, and in good standing under the laws of the State of Texas and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this AA does not, and the consummation of the transactions contemplated hereby will not, violate any provision of XRT Articles of Incorporation or bylaws. XRT has taken all actions required by law, its Articles of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this AA. XRT has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. The number of Common shares which XRT is authorized to issue is 100,000 shares with a par value of 0.001. There are 100,000 shares of common stock issued and outstanding owned by the persons signing this AA. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3 Subsidiaries and Predecessor Corporations. XRT does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity For purposes of this Section, a 100% working interest in a property is considered 100% ownership.

Section 3.4 Financial Statements. XRT has kept all books and records since inception and such audited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of XRT As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, XRT had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of XRT, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

XRT has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and XRT has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of XRTR are, in all material aspects, complete

and correct and have been maintained in accordance with good business and accounting practices.

All of XRT's assets are reflected on its financial statements and/or Leases (see Exhibit A), and XRT has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise

Section 3.5 Information. The information concerning XRT set forth in this AA is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. Since January 17, 2014, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of XRT and (b) XRT has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of XRT after reasonable investigation, threatened by or against XRT or affecting XRT or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. XRT does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8 No Conflict With Other Instruments. The execution of this AA and the consummation of the transactions contemplated by this AA will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which XRT is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the best of its knowledge, XRT has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of XRT or except to the extent that noncompliance would not result in the occurrence of any material liability for XRT. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 Approval of AA. The Board of Directors of XRT has authorized the execution and delivery of this AA by XRT and has approved this AA and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This AA and all other documents executed by XRT in connection herewith constitute the valid and binding obligation of XRT, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12 Assets owned by XRT. XRT owns the Assets free and clear of any liens, encumbrances, rights of third parties or liabilities associated with them. The leases will be assigned and registered in the name of XRT prior to Closing. Such assignments will be valid, binding and enforceable and no consent or right of any third party is necessary for any such assignment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF XRT SHAREHOLDERS

The XRT Shareholders hereby jointly and severally represent and warrant to XREG:

Section 4.1 Authority. The XRT Shareholders have the right, power, authority and capacity to execute and deliver this AA to which the XRT Shareholders are a party, to consummate the transactions contemplated by this AA to which the XRT Shareholders are a party, and to perform the XRT Shareholders' obligations under this AA to which the XRT Shareholders are a party. This AA has been duly and validly authorized and approved, executed and delivered by the majority of XRT Shareholders. Assuming this AA has been duly and validly authorized, executed and delivered by the parties thereto other than the XRT Shareholders, this AA is duly authorized, executed and delivered by the XRT Shareholders and constitutes the legal, valid and binding obligation of the XRT Shareholders, enforceable against the XRT Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the XRT Shareholders of this AA to which the XRT Shareholders are a party nor the consummation or performance by the XRT Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the XRT Shareholders (if the XRT Shareholders are not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any AA or instrument to which the XRT Shareholders are a party or by which the properties or assets of the XRT Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the XRT Shareholders, or any of the properties or assets of the XRT Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the XRT Shareholders that involves the XRT Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this AA or the business of XRT and, to the knowledge of the XRT Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The XRT Shareholders understand and agree that the XREG Shares to be transferred pursuant to this AA have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the transfer of the XREG Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. The XRT
Shareholders hereby agrees with XREG as follows:

A. Securities Act Legend . The certificates evidencing the XREG Shares transferred to the XRT Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH

SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B. Other Legends. The certificates representing such XREG Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C. Opinion. The XRT Shareholders shall not transfer any or all of the XREG Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the XREG Shares, without first providing XREG with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the XREG) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

D. No General Solicitation. Each XRT Shareholder is not receiving the XREG Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a person.

E. No Obligation to Register Shares. Each XRT Shareholder understands that there is no obligation of any person to register the XREG Shares under the Securities Act, or to assist the Shareholder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. Such XRT Shareholder understands that the XREG Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. All certificates evidencing the XREG Shares will bear a legend stating that the Shares have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

F. Investment Experience. Each XRT Shareholder, or such Shareholder's professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this AA. By reason of the business and financial experience of such Shareholder or its professional advisor, such Shareholder can protect its own interests in connection with the transactions described in this AA. Such XRT Shareholder is able to afford the loss of its entire investment in the XREG Shares.

G. Accredited Investor. Each XRT Shareholder represents that it or he is an "accredited investor", as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and as specifically indicated in Exhibit A to this Agreement.

Section 4.6 Ownership of Shares. The XRT Shareholders are the beneficial owners of the XRT Shares. The XRT Shareholders have and shall transfer at the Closing, good and marketable title to the XRT Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. At Closing, no XRT Shareholders have any pre-emptive rights or any other rights to acquire any shares of XRT that have not been waived or exercised.

Section 4.8 Assets owned by XRT. XRT owns the Assets free and clear of any liens, encumbrances, rights of third parties or liabilities associated with them. The leases will be assigned and registered in the name of XRT prior to Closing. Such assignments will be valid, binding and enforceable and no consent or right of any third party is necessary for any such assignment.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF XRT AND THE XRT SHAREHOLDERS

The obligations of XRT and the XRT Shareholders to consummate the transactions contemplated by this AA are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by XRT and the XRT Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of XREG. All representations and warranties made by XREG in this AA shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. XREG shall have performed and complied in all material respects with all agreements and covenants required by this AA to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this AA shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this AA invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of XREG shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this AA or which challenges the validity or enforceability of this AA.

Section 5.5 Other Closing Documents. XRT shall have received such certificates, instruments and documents in confirmation of the representations and warranties of XREG, XREG's performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this AA as the XRT Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. XREG must have caused the following documents to be delivered to XRT and the XRT Shareholder:

A. share certificates evidencing the XREG Shares registered in the name of the XRT Shareholders; See Exhibit B.

B. a Secretary's Certificate, dated the Closing Date, certifying attached copies of (A) the XREG Charter Documents, (B) the resolutions of the XREG Board approving this AA and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of XREG signing this AA to which XREG is a party;

C. an Officer's Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.8.

D. a Certificate of Good Standing of XREG, dated as of a date not more than five business days prior to the Closing Date;

E. the resignation of current officers and directors as officers of XREG as of the Closing Date as provided for in this AA;

such other documents as XRT may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of XREG, (B) evidencing the performance of, or compliance by XREG with any covenant or obligation required to be performed or complied with by XREG, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this AA.

Section 5.7 Cancellation or Issuance of Shares. Immediately prior to the issuance of the shares of Common Stock to the XRT Shareholders, 19,000,000 shares may be cancelled as provided in this AA, or new shares issued to give XRT a minimum of 80% of the shares outstanding after shares are issued for the acquisition of XRT. Evidence of such cancellation shall be delivered to XRT.

Section 5.8 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to XREG.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF XREG

The obligations of XREG to consummate the transactions contemplated by this AA are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by XREG in its sole discretion:

Section 6.1 Representations and Warranties of XRT and the XRT Shareholders. All representations and warranties made by XRT and the XRT Shareholders on behalf of themselves individually in this AA shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. XRT and the XRT Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this AA to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this AA, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation,

decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this AA invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of XRT shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this AA or which challenges the validity or enforceability of this AA.

Section 6.5 Other Closing Documents. XREG shall have received such certificates, instruments and documents in confirmation of the representations and warranties of XREG and the XREG Shareholders, the performance of XRT and the XRT Shareholders' respective obligations hereunder and/or in furtherance of the transactions contemplated by this AA as XREG or its counsel may reasonably request.

Section 6.6 Documents. XRT and the XRT Shareholders must deliver to XREG at the Closing:

- share certificates evidencing the number of XRT Shares, along with executed share transfer forms transferring such XRT Shares to XREG, signature medallion guaranteed;
- a Secretary's Certificate, dated the Closing Date, certifying attached copies of (A) the XRT Charter Documents, (B) the resolutions of the XRT Board approving this AA and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of XRT signing this AA to which XRT is a party;
- an Officer's Certificate, dated the Closing Date, certifying as to Sections 6.1, 6.2, 6.3, 6.4, and 6.7;
- a Certificate of Good Standing of XRT, dated as of a date not more than five business days prior to the Closing Date;
- this AA to which the XRT and the XRT Shareholders is a party, duly executed;
- Evidence that the Assets are owned by XRT, free and clear of any liens, encumbrances or any other rights of third parties;
- such other documents as XREG may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the XRT and the XRT Shareholders , (B) evidencing the performance of, or compliance by XRT and the XRT Shareholders with, any covenant or obligation required to be performed or complied with by XRT and the XRT Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this AA.

Section 6.7 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened, any claim asserting the right to acquire or to obtain beneficial ownership of the XRT Shares, or any other stock, voting, equity, or ownership interest in, XRT, or (b) is entitled to all or any portion of the XREG Shares.

ARTICLE VII

POST-CLOSING AA

Section 7.1 SEC Documents. From and after the Closing Date, in the event the SEC notifies XREG of its intent to review any Public Report filed prior to the Closing Date or XREG receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, XREG shall promptly notify the XREG Controlling Stockholder and the XREG Controlling Stockholder shall

reasonably cooperate with XREG in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants of each of the parties to this AA(except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three month anniversary of the Closing Date (the "**Survival Period**"). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this AA, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2 Indemnification.

- Indemnification Obligations in favor of the Controlling Stockholders of XREG. From and after the Closing Date until the expiration of the Survival Period, XRT shall reimburse and hold harmless the XREG Controlling Stockholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a "**XREG Indemnified Party**") against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any XREG Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any XREG Indemnified Party, which arises or results from a third-party claim brought against a XREG Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of XRT. All claims of XREG pursuant to this Section 8.2 shall be brought by the XREG Controlling Stockholders on behalf of XREG and those Persons who were stockholders of XREG Company immediately prior to the Closing Date. In no event shall any such indemnification payments exceed $100,000 in the aggregate from XRT. No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

- Indemnification in favor of XRT and the XRT Shareholders. From and after the Closing Date until the expiration of the Survival Period, the XREG Controlling Stockholders will, severally and not jointly, indemnify and hold harmless XRT, the XRT Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may "control" (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a "**XRT Indemnified Person**") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, arising out of any (i) any breach of representation or warranty made by XREG or the XREG Controlling Stockholders in this AA, and in any certificate delivered by XREG or the XREG Controlling Stockholders pursuant to this AA, (ii) any breach by XREG or the XREG Controlling Stockholders of any covenant, obligation or other AA made by XREG or the XREG Controlling Stockholders in this AA, and (iii) a third-party claim based on any acts or omissions by XREG or the XREG Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all XREG Controlling Stockholders. No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. XREG may cause the publication of a press release or other announcement with respect to this AA and the transactions contemplated hereby. No other publication of a press release or other announcement with respect to this AA or the transactions contemplated hereby shall occur without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2 Successors and Assigns. This AA shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this AA without the prior written consent of the other parties.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this AA all legal and other fees, costs and expenses incurred in connection with this AA and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

XRT, XR Energy of Texas Inc.
Sterling Royalties LLC
8411 Sterling Street, Ste. 102
Irving TX 75230
Akram Chaudhary Manager
972-929-4444

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Acquisition Agreement. This AA, together with the exhibits hereto, represents the entire Acquisition Agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this AA other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This AA supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this agreement and all prior drafts of this AA, all of which are merged into this Acquisition Agreement. No prior drafts of this AA and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this AA.

Section 9.6 Severability. This AA shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this AA or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this AA a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this AA are solely for convenience of reference and shall not affect the meaning or interpretation of this AA or of any term or provision hereof.

Section 9.8 Counterparts. This AA may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9 Convenience of Forum; Consent to Jurisdiction. The parties to this AA acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this AA, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the United States District Court for Nevada, in respect of any matter arising under this Acquisition Agreement. Service of process, notices and demands of such courts may be made upon any party to this Acquisition Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10 Enforcement of the Acquisition Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this AA were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this AA and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This AA shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this AA shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

SIGNATURE PAGE TO AA]

IN WITNESS WHEREOF, the parties hereto have executed this AA as of the date first above written.

XR Energy of Texas Inc.

____

Akram Chaudhary
President

Shareholders of XR Energy of Texas Inc.

[INSERT]

XR ENERGY INC.

____

Name: Anthony P. Muratore
Title: Chief Executive Officer

[SIGNATURE PAGE TO AA]

IN WITNESS WHEREOF, the parties hereto have executed this AA as of the date first above written.

XR Energy of Texas Inc.

Akram Chaudhary
President

Shareholders of XR Energy of Texas Inc.

Shareholder Name	XREG Shares Received
1. Sterling Royalties LLC 8411 Street Irving Texas 75063	29,000,000
2.	
3. Global Media Network USA, Inc. c/o Dennis R Alexander 6564 Smoke Tree Lane Paradise Valley, Arizona 85253	1,000,000

XR ENERGY INC.

Name: Anthony P. Muratore
Title: Chief Executive Officer